EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-45502, 333-90839, 333-51486, 333-52562 and 333-104353) of Sycamore Networks, Inc. of our report dated August 18, 2004, except for Note 3, as to which date is September 12, 2005 relating to the financial statements which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 12, 2005